Exhibit 99.1
COTT CORPORATION EXPECTS 2005 EARNINGS TO BE
SUBSTANTIALLY BELOW PREVIOUSLY ANNOUNCED GUIDANCE
TORONTO, September 21, 2005 — Cott Corporation (NYSE:COT; TSX:BCB) today announced that it expects its 2005 earnings to be substantially below previously announced guidance. Earnings are being impacted by continued carbonated soft drink volume softness in the U.S., product mix shift towards lower margin bottled water and escalating raw material costs.
“The entire soft drink industry is dealing with the impact of rising PET costs,” commented John Sheppard, President and Chief Executive Officer of Cott. “When we add this to the changes we are seeing in the market and our ongoing operational challenges, we expect a substantial impact on our full-year results.”
The Company withdrew its previous financial guidance and did not provide revised guidance for 2005 as it is currently reviewing a number of initiatives to cover cost increases and streamline operations while delivering improved customer service.
“Over the years, Cott has demonstrated its ability to change in order to deliver long term shareowner growth,” added Sheppard. “The management team is focused on taking quick and decisive action to address the current challenges.”
About Cott Corporation
Cott Corporation is the world’s largest retailer brand soft drink supplier. Our core markets are the United States, Canada and the United Kingdom.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:

Media Relations Kerry Morgan	Tel: (416) 203-5613

Investor Relations Edmund O’Keeffe	Tel: (416) 203-5617

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